Tonix Pharmaceuticals Holding Corp. 8-K

Exhibit 99.01

Tonix Pharmaceuticals Announces On-line Publication of Phase 3 RESILIENT Trial Results of TNX-102 SL for Fibromyalgia in the Peer Reviewed Journal, Pain Medicine

The previously disclosed and now published RESILIENT data show that once-nightly TNX-102 SL achieved statistically significant improvement in the primary endpoint of reducing fibromyalgia pain versus placebo, and was generally well tolerated

These results confirm findings from the previously published RELIEF phase 3 trial, which also demonstrated a statistically significant reduction in fibromyalgia pain

FDA target PDUFA date for TNX-102 SL is August 15, 2025 and, if approved, would be the first new drug for treating fibromyalgia in more than 15 years

CHATHAM, N.J., July 9, 2025 (GLOBE NEWSWIRE) — Tonix Pharmaceuticals Holding Corp. (Nasdaq: TNXP), a clinical-stage biopharmaceutical company, today announced that full results from its confirmatory Phase 3 RESILIENT trial of TNX-102 SL (cyclobenzaprine HCl sublingual tablets) for the management of fibromyalgia have been published online in the peer reviewed Pain Medicine, the official journal of the American Academy of Pain Medicine. The publication is titled, “Pain Relief by Targeting Nonrestorative Sleep in Fibromyalgia: A Phase 3 Randomized Trial of Bedtime Sublingual Cyclobenzaprine” and is available here.

“The RESILIENT data that are now published on-line in Pain Medicine underscores the therapeutic promise of TNX-102 SL, our non-opioid, centrally-acting analgesic in development for reducing fibromyalgia pain,” said Seth Lederman, M.D., Chief Executive Officer of Tonix Pharmaceuticals. “RESILIENT confirms the pain improvement data previously reported from our RELIEF study. Based on these two statistically significant Phase 3 studies, we submitted a New Drug Application (NDA) which has been granted a Prescription Drug User Fee Act (PDUFA) target date of August 15 for a decision on marketing authorization.”

RESILIENT was a randomized, double-blind, placebo-controlled trial that enrolled 457 adults with fibromyalgia across 33 United States sites. Participants received TNX-102 SL 2.8 mg for two weeks followed by 5.6 mg for twelve weeks, or matching placebo, with efficacy assessed over fourteen weeks. Treatment with TNX-102 SL produced a least-squares mean reduction of 1.8 points on the eleven-point daily pain numeric rating scale compared with a 1.2-point reduction for placebo, achieving the primary endpoint with high statistical significance. Statistically significant improvements were also observed across all six prespecified key secondary endpoints, including Patient Global Impression of Change responder analysis, Fibromyalgia Impact Questionnaire – Revised (FIQR) Symptoms and Function domains, and the PROMIS Sleep Disturbance and Fatigue instruments.

TNX-102 SL was generally well tolerated. The most common treatment-emergent adverse events were oral tingling/numbness and bitter or noticeable aftertaste, which were typically mild, transient lasting less than an hour, and self-limiting. No drug-related serious adverse events or deaths were reported. These safety and efficacy findings underscore TNX-102 SL’s favorable risk-benefit profile and its potential to address the unmet needs of people living with fibromyalgia

About Fibromyalgia

Fibromyalgia is a chronic pain disorder that is understood to result from amplified sensory and pain signaling within the central nervous system. Fibromyalgia afflicts an estimated 6-12 million adults in the U.S., approximately 90% of whom are women. Symptoms of fibromyalgia include chronic widespread pain, nonrestorative sleep, fatigue, and morning stiffness. Other associated symptoms include cognitive dysfunction and mood disturbances, including anxiety and depression. Individuals suffering from fibromyalgia struggle with their daily activities, have impaired quality of life, and frequently are disabled. Physicians and patients report common dissatisfaction with currently marketed products.

About TNX-102 SL

TNX-102 SL is a patented sublingual tablet formulation of cyclobenzaprine hydrochloride which provides rapid transmucosal absorption and reduced production of a long half-life active metabolite, norcyclobenzaprine, due to bypass of first-pass hepatic metabolism. As a multifunctional agent with potent binding and antagonist activities at the 5-HT2Aserotonergic, α1-adrenergic, H1-histaminergic, and M1-muscarinic receptors, TNX-102 SL is in development as a daily bedtime treatment for fibromyalgia, acute stress reaction (ASR)/acute stress disorder (ASD), Long COVID (formally known as post-acute sequelae of COVID-19 [PASC]), alcohol use disorder (AUD) and agitation in Alzheimer’s disease (AAD). The United States Patent and Trademark Office (USPTO) issued United States Patent No. 9636408 in May 2017, Patent No. 9956188 in May 2018, Patent No. 10117936 in November 2018, Patent No. 10,357,465 in July 2019, and Patent No.10736859 in August 2020. The Protectic™ protective eutectic and Angstro-Technology™ formulation claimed in the patent are important elements of Tonix’s proprietary TNX-102 SL composition. These patents are expected to provide TNX-102 SL, upon NDA approval, with U.S. market exclusivity until 2034/2035.

About the Phase 3 RESILIENT Study

The RESILIENT study is a double-blind, randomized, placebo-controlled trial designed to evaluate the efficacy and safety of TNX-102 SL (cyclobenzaprine HCl sublingual tablets) in the management of fibromyalgia. The two-arm trial enrolled 457 adults with fibromyalgia across 33 United States sites. The first two weeks of treatment consist of a run-in period in which participants start on TNX-102 SL 2.8 mg (1 tablet) or placebo. Thereafter, all participants increase their dose to TNX-102 SL 5.6 mg (2 x 2.8 mg tablets) or two placebo tablets for the remaining 12 weeks. The primary endpoint is the daily diary pain severity score change (TNX-102 SL 5.6 mg vs. placebo) from baseline to Week 14 (using the weekly averages of the daily numerical rating scale scores), analyzed by mixed model repeated measures with multiple imputation. For more information, see ClinicalTrials.gov Identifier: NCT05273749.

Tonix Pharmaceuticals Holding Corp.*

Tonix is a fully-integrated biotech company focused on transforming therapies for pain management and vaccines for public health challenges. Tonix’s development portfolio is focused on central nervous system (CNS) disorders. Tonix’s priority is to advance TNX-102 SL, a product candidate for the management of fibromyalgia, for which an NDA was submitted based on two statistically significant Phase 3 studies for the management of fibromyalgia and for which a PDUFA (Prescription Drug User Fee act) goal date of August 15, 2025 has been assigned for a decision on marketing authorization. The FDA has also granted Fast Track designation to TNX-102 SL for the management of fibromyalgia. TNX-102 SL is also being developed to treat ASR and ASR, Long COVID, AUD and AAD. A phase 2 study of ASR/ASD is ongoing under a Physician-Initiated IND at the University of North Carolina in the OASIS study funded by the U.S. Department of Defense (DoD). Tonix’s immunology development portfolio consists of biologics to address organ transplant rejection, autoimmunity and cancer, including TNX-1500, which is an Fc-modified humanized monoclonal antibody targeting CD40-ligand (CD40L or CD154) being developed for the prevention of allograft rejection and for the treatment of autoimmune diseases. Tonix’s infectious disease portfolio includes TNX-801, a vaccine in development for mpox and smallpox, as well as TNX-4200 for which Tonix has a contract with the U.S. DoD’s Defense Threat Reduction Agency (DTRA) for up to $34 million over five years. TNX-4200 is a small molecule broad-spectrum antiviral agent targeting CD45 for the prevention or treatment of infections to improve the medical readiness of military personnel in biological threat environments. Tonix owns and operates a state-of-the art infectious disease research facility in Frederick, Md. Tonix Medicines, our commercial subsidiary, markets Zembrace® SymTouch® (sumatriptan injection) 3 mg and Tosymra® (sumatriptan nasal spray) 10 mg for the treatment of acute migraine with or without aura in adults.

* Tonix’s product development candidates are investigational new drugs or biologics; their efficacy and safety have not been established and have not been approved for any indication.

Zembrace SymTouch and Tosymra are registered trademarks of Tonix Medicines. All other marks are property of their respective owners.

This press release and further information about Tonix can be found at www.tonixpharma.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on Tonix's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to the failure to obtain FDA clearances or approvals and noncompliance with FDA regulations; risks related to the failure to successfully market any of our products; risks related to the timing and progress of clinical development of our product candidates; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payor reimbursement; limited research and development efforts and dependence upon third parties; and substantial competition. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Tonix does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in the Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the Securities and Exchange Commission (the “SEC”) on March 18, 2025, and periodic reports filed with the SEC on or after the date thereof. All of Tonix's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date thereof.

Investor Contact

Jessica Morris
Tonix Pharmaceuticals
investor.relations@tonixpharma.com
(862) 799-8599

Brian Korb
astr partners
(917) 653-5122

brian.korb@astrpartners.com

Media Contact

Ray Jordan
Putnam Insights
ray@putnaminsights.com

Indication and Usage

Zembrace® SymTouch® (sumatriptan succinate) injection (Zembrace) and Tosymra® (sumatriptan) nasal spray are prescription medicines used to treat acute migraine headaches with or without aura in adults who have been diagnosed with migraine.

Zembrace and Tosymra are not used to prevent migraines. It is not known if Zembrace or Tosymra are safe and effective in children under 18 years of age.

Important Safety Information

Zembrace and Tosymra can cause serious side effects, including heart attack and other heart problems, which may lead to death. Stop use and get emergency help if you have any signs of a heart attack:

•	discomfort in the center of your chest that lasts for more than a few minutes or goes away and comes back
•	severe tightness, pain, pressure, or heaviness in your chest, throat, neck, or jaw
•	pain or discomfort in your arms, back, neck, jaw or stomach
•	shortness of breath with or without chest discomfort
•	breaking out in a cold sweat
•	nausea or vomiting
•	feeling lightheaded

Zembrace and Tosymra are not for people with risk factors for heart disease (high blood pressure or cholesterol, smoking, overweight, diabetes, family history of heart disease) unless a heart exam shows no problem

Do not use Zembrace or Tosymra if you have:

•	history of heart problems
•	narrowing of blood vessels to your legs, arms, stomach, or kidney (peripheral vascular disease)
•	uncontrolled high blood pressure
•	hemiplegic or basilar migraines. If you are not sure if you have these, ask your provider.
•	had a stroke, transient ischemic attacks (TIAs), or problems with blood circulation
•	severe liver problems
•	taken any of the following medicines in the last 24 hours: almotriptan, eletriptan, frovatriptan, naratriptan, rizatriptan, ergotamines, or dihydroergotamine. Ask your provider for a list of these medicines if you are not sure.
•	are taking certain antidepressants, known as monoamine oxidase (MAO)-A inhibitors or it has been 2 weeks or less since you stopped taking a MAO-A inhibitor. Ask your provider for a list of these medicines if you are not sure.
•	an allergy to sumatriptan or any of the components of Zembrace or Tosymra

Tell your provider about all of your medical conditions and medicines you take, including vitamins and supplements.

Zembrace and Tosymra can cause dizziness, weakness, or drowsiness. If so, do not drive a car, use machinery, or do anything where you need to be alert.

Zembrace and Tosymra may cause serious side effects including:

•	changes in color or sensation in your fingers and toes
•	sudden or severe stomach pain, stomach pain after meals, weight loss, nausea or vomiting, constipation or diarrhea, bloody diarrhea, fever
•	cramping and pain in your legs or hips; feeling of heaviness or tightness in your leg muscles; burning or aching pain in your feet or toes while resting; numbness, tingling, or weakness in your legs; cold feeling or color changes in one or both legs or feet
•	increased blood pressure including a sudden severe increase even if you have no history of high blood pressure
•	medication overuse headaches from using migraine medicine for 10 or more days each month. If your headaches get worse, call your provider.
•	serotonin syndrome, a rare but serious problem that can happen in people using Zembrace or Tosymra, especially when used with anti-depressant medicines called SSRIs or SNRIs. Call your provider right away if you have: mental changes such as seeing things that are not there (hallucinations), agitation, or coma; fast heartbeat; changes in blood pressure; high body temperature; tight muscles; or trouble walking.
•	hives (itchy bumps); swelling of your tongue, mouth, or throat
•	seizures even in people who have never had seizures before

The most common side effects of Zembrace and Tosymra include: pain and redness at injection site (Zembrace only); tingling or numbness in your fingers or toes; dizziness; warm, hot, burning feeling to your face (flushing); discomfort or stiffness in your neck; feeling weak, drowsy, or tired; application site (nasal) reactions (Tosymra only) and throat irritation (Tosymra only).

Tell your provider if you have any side effect that bothers you or does not go away. These are not all the possible side effects of Zembrace and Tosymra. For more information, ask your provider.

This is the most important information to know about Zembrace and Tosymra but is not comprehensive. For more information, talk to your provider and read the Patient Information and Instructions for Use. You can also visit https://www.tonixpharma.com or call 1-888-869-7633.

You are encouraged to report adverse effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch, or call 1-800-FDA-1088.